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Exhibit 10.3

SONY ERICSSON MOBILE COMMUNICATIONS (USA) INC.

STANDARD DISTRIBUTOR AGREEMENT

        This Standard Distribution Agreement ("Agreement") is entered into by and between Sony Ericsson Mobile Communications (USA) Inc., a Delaware corporation with a principal place of business at 7001 Development Drive, Research Triangle Park, North Carolina, 27709 ("SEMC") and InfoSonics Corporation a California company with a principal place of business at 6325 Lusk Blvd., Bldg. A, San Diego, CA 92121 ("Distributor"). As used in this Agreement, "Party" shall mean either SEMC or Distributor, as the case may be, and "Parties" shall mean both SEMC and Distributor.

        WHEREAS, Distributor desires to purchase certain SEMC products and services for the purpose of resale to third parties: and,

        WHERAS, SEMC is willing to authorize Distributor to purchase certain products and services for resale in accordance with the terms and conditions expressly set forth in this Agreement:

        NOW THEREFORE, in consideration of the foregoing, the mutual covenants made in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, SEMC and Distributor agree as follows:

1.     APPOINTMENT

        Distributor is granted a non-exclusive distributorship with respect to those SEMC products as listed on Attachment A (Product and Distributor Prices) to this Agreement ("Products"). It is SEMC's intention to market, sell and support Products through a variety of direct and indirect distribution channels. Distributor acknowledges that SEMC may appoint or assign or may have previously appointed or assigned other direct or indirect sales and/or support organizations whose Territory may overlap Distributor's Territory in whole or in part.

2.     BUYER-SELLER RELATIONSHIP

        The relationship between Distributor and SEMC under this Agreement is that of buyer and seller and nothing contained in this agreement shall be construed to create a partnership, joint venture, or other agency relationship between the Parties. Distributor and its agents and employees shall under no circumstance be considered agents, employees or representatives of SEMC, and they shall not hold themselves out as such to third parties, or attempt to enter into contracts or commitments in the name of or on behalf of SEMC or attempt to bind SEMC in any respect whatsoever.

3.     TERRITORY

        Distributor is authorized to sell Products only for use within North America ("territory"). In no event shall Distributor sell Products for use or resale outside of the Territory. Sale for resale outside the Territory shall constitute grounds for immediate termination of this Agreement.

4.     RESERVED ACCOUNTS

        Distributor is not authorized to solicit orders from, or sell Products to, the customer accounts listed on Attachment B (Reserved Accounts) to this Agreement. Upon prior written notice, in its sole discretion and without consent or prior approval of Distributor, SEMC may add accounts to or remove accounts from Attachment B. In the event SEMC intends to add additional companies to Attachment B it will provide Distributor with at least sixty (60) days prior notice.

5.     MINIMUM PURCHASE REQUIREMENT

        During the initial term of this Agreement, Distributor shall purchase the minimum volume of Products set forth in Attachment C (Distributor Quota Requirements). For subsequent terms SEMC shall establish similar requirements to be added to the terms of Attachment C. Distributor agrees that failure to achieve this minimum purchase volume shall constitute cause for termination or non-renewal of this Agreement. Distributor further agrees not to contest termination or non-renewal for failure to achieve the minimum purchase volume established in Attachment C. In the event this Agreement is renewed or extended beyond the initial Term, the Distributor Quota Requirement shall be reset and apply to the subsequent renewal or extended term. In the event SEMC seeks to modify the Distributor Quota Requirement for any future extension or renewal term, SEMC shall provide distributor with notice thereof at least forty-five (45) days prior to the expiration of the then-current term.

6.     DISTRIBUTOR'S ACTIVITIES

        Distributor shall: (a) use its best efforts to develop business, to promote sales, and to sell Products in the Territory; (b) maintain a sufficient sales organization which will actively solicit the sale of Products, carry out promotional programs, and fully utilize any sales assistance furnished by SEMC; (c) maintain a representative and adequate stock of Products (not less than 30 days of inventory) and include a representative listing of Products listed in Attachment A in any catalog Distributor may issue for use within the Territory; and (d) provide on a periodic basis such information and reports of inventories, sales and other reporting as SEMC in the reasonable exercise of its judgment may request from time to time. The obligations set forth in sub-section 6(c) above are contingent upon SEMC continuing to extend reasonable credit terms commensurate with Distributor's financial standing and previous payment history with SEMC.

7.     ORDERS

        From time to time, and as otherwise required by this Agreement, Distributor shall issue orders to SEMC for the purchase of the Products. Such purchase orders will include at least the following information: (a) reference to this Agreement, (b) Distributor's order number, (c) description of the Products, (d) applicable prices, (e) location to which the Products are to be shipped, (f) location to which invoice(s) will be rendered for payment, and (g) requested delivery date. Subject to the terms of this Agreement with respect to cancellation of orders, all such orders shall be binding purchase commitments of Distributor. SEMC, upon receipt of such order shall send either an acknowledgement of the Order or a rejection of the order indicating the grounds upon which SEMC is unable to fulfill the requested order.

8.     SHIPPING

        Unless otherwise specified by SEMC, delivery of the products purchased by Distributor hereunder will be made FCA point of shipment to Distributor, freight prepaid to destination, and risk of loss or damage passes to Distributor at delivery. SEMC shall not be required to ship said Products to Distributor at destination other than the place or places listed in Attachment D (Ship to Locations). Distributor may add a reasonable number of ship-to locations within the continental United States upon no less than thirty (30) days prior written notice to SEMC. Nothing contained herein shall require SEMC to accept additions to Attachment D, wherein the result would be that SEMC acts or otherwise serves as a drop or direct shipper to Distributor's customers. Costs incurred in fulfilling any Distributor request for special handling or expedited delivery shall be paid by Distributor upon receipt of SEMC invoice. SEMC will provide Distributor reasonable assistance with information necessary to complete required import or export documentation.

9.     SHIPPING DATES

        Shipping dates are approximate and SEMC shall not be liable for delays in delivery or performance, or for failure to manufacture or deliver or perform due to (i) acts of force majeure, as defined by this agreement, and other causes beyond its reasonable control, or (ii) acts of Distributor. In the event of such delay, the date of delivery or of performance shall be extended for a period equal to the time of such delay, provided however, in all events, that any order the delivery of which is delayed more than sixty (60) days, other than delay attributable to the acts or omissions of Distributor, shall automatically be deemed cancelled. Should Distributor refuse to take delivery of Products rightfully delivered under the terms of this Agreement, SEMC shall invoice Distributor and Distributor shall make payment for such Products. Distributor may request that a scheduled delivery date be extended by up to thirty (30) days. Distributor shall be responsible for any reasonable storage and handling charges incurred by SEMC as a result of any such delayed delivery request or any refusal of delivery by Distributor.

10.   CANCELLATION

        All purchase orders are effective as of the date accepted by SEMC. Orders for custom Products shall not be subject to cancellation. Orders for standard Products may be canceled by Distributor only by written request addressed to SEMC's Order Administration which arrives at least five (5) days prior to the scheduled delivery. Orders cancelled less than thirty (30) days prior to the originally scheduled shipping date shall be subject to Distributor's payment of a restocking fee of fifteen percent (15%) of the price of Product(s) for which Orders are cancelled. Distributor shall remit payment of such fees in conjunction with its cancellation request.

11.   PRODUCT ALLOCATION

        In the event of a shortage of any Product or Product model for any reason, SEMC shall have the right to allocate available Products or models among its other customers in such manner as SEMC may consider to be equitable.

12.   PRICES, TERMS AND CONDITIONS

        Pricing for each Product is provided on Attachment A. If not provided, on Attachment A, pricing shall be as subsequently agreed between the parties in writing. All prices provided in or in conjunction with this Agreement shall be in United States Dollars. All sales by SEMC to Distributor of Products shall be governed by (a) the provisions of this Agreement and (b) those prices, discounts, and terms and conditions of sale as SEMC shall establish in writing and which shall be in effect at the time of shipment. Any provision of any purchase order placed by Distributor which is inconsistent with the provisions of this Agreement or such terms and conditions of sale, or is in addition thereto, shall be null and void unless accepted in writing expressly referencing and acknowledging amendment of this Agreement. Mere acceptance or acknowledgement of a purchase order or shipment of Product shall not be deemed an acceptance of any different or additional terms and conditions.

13.   TERMS OF PAYMENT; LATE CHARGES

        Amounts due will be billed as shipments are made, and payment is due thirty (30) days from the date of invoice unless stated otherwise in writing signed by SEMC after the date hereof. If invoices are not paid when due, Distributor agrees to pay late charges on the unpaid delinquent balance at the lesser rate of twenty-four percent (24%) per annum compounded at the rate of two percent (2.0%) per month or the maximum rate allowed by law. If after default this contract is placed with an attorney for collection, Distributor agrees to pay reasonable attorney's fees and legal expenses incurred in conjunction with collection efforts. SEMC reserves the right to withhold shipment of future orders in the event (i) payment for any of Distributor's previous orders is more than ten (10) days overdue, or (ii) Distributor has exceeded a credit limit established by SEMC.

14.   CREDIT

        SEMC may, but shall not be bound to, extend credit to Distributor, and it may in its absolute discretion change or withdraw at any time any credit terms previously extended by it to Distributor. In the event that any indebtedness owing by Distributor to SEMC shall be past due, SEMC may at its option withhold further shipments or deliveries to Distributor until all indebtedness to SEMC shall have been fully paid. In the event of any expiration or termination of this Agreement, all indebtedness of either Party to the other Party under the terms of this Agreement shall become due and owing upon the date of such termination or expiration, regardless of the terms previously agreed to in respect to such indebtedness.

15.   TAXES

        In addition to any price specified herein, Distributor shall pay the gross of any present or future sales, use, excise, value-added, or other similar tax applicable to the price, sale or use of any products or services furnished hereunder by SEMC, or in lieu thereof Distributor shall furnish SEMC with a tax-exemption certificate acceptable to the applicable taxing authorities and thereafter, as long as Distributor asserts the validity of such certificate, SEMC shall not invoice Distributor for any such taxes.

16.   PRICE PROTECTION

        Unless otherwise agreed in writing, any reduction by SEMC with respect to prices for a particular Product shall apply to any and all Products in Distributor's inventory on the date of the price change and which were shipped to Distributor within the thirty (30) day period prior to the date of the price changes. For the avoidance of doubt, the price protection benefits provided herein shall not apply with respect to: (1) rebates, incentives or other promotions, (2) pricing provided in association with less favorable terms and conditions (3) pricing provided for greater purchase volume, (4) pricing provided in return for other additional consideration, (5) pricing for other territories or markets, and (6) pricing offered to settle a dispute regarding Seller's alleged breach of an agreement with a third party.

17.   SECURITY INTEREST

        SEMC shall retain a security interest in the Products (as inventory of the Distributor) and in all proceeds and accounts receivable with respect thereto, until such Products have been paid for in cash. Distributor agrees to perform all acts necessary to perfect and maintain such right and security interest in the Products. Distributor hereby agrees that this Agreement, without any attachment indicating the price of the Products, may be filed as a financing statement in any appropriate jurisdiction for the perfection of such interest.

18.   NO AUTHORITY TO ASSUME LIABILITIES

        SEMC DOES NOT ASSUME ANY OBLIGATIONS OR LIABILITIES IN CONNECTION WITH THE SALE OF ITS PRODUCTS OTHER THAN THOSE EXPRESSLY STATED IN THIS INSTRUMENT. SEMC DOES NOT AUTHORIZE ANY PERSON (INCLUDING DISTRIBUTOR) TO ASSUME FOR SEMC ANY OTHER OBLIGATIONS OR LIABILITIES. WARRANTIES OR REPRESENTATIONS MADE BY DISTRIBUTOR TO ITS CUSTOMERS WHICH EXCEED THOSE PROVIDED BY SEMC IN THIS AGREEMENT SHALL BE THE SOLE RESPONSIBILITY OF DISTRIBUTOR.

19.   CONFIDENTIAL INFORMATION

        Through their relationship the Parties may disclose certain information and materials concerning their business, plans, customers, technology, and products that are confidential and of substantial value to the disclosing Party, which value would be impaired if such information were disclosed to third parties ("Confidential Information"). Each Party shall treat as confidential and secret all Confidential Information received from the other Party, shall not use such Confidential Information except as expressly permitted under this Agreement, and shall not disclose such Confidential Information to any third party without the other Party's prior written consent. Confidential Information may only be disclosed to personnel with a need to know such information for the performance of this Agreement and to a such additional legal counsel, accountants, and executives with a legitimate need to know such information for a Party's internal business purposes. Each Party shall take reasonable measures to prevent the disclosure and unauthorized use of Confidential Information of the other Party, but no less measures than such Party takes to protect its own Confidential Information. Notwithstanding the above, the restrictions of this Section shall not apply to information that: (a) becomes publicly available without the fault of the receiving Party; (b) is rightfully obtained by the receiving Party from a third party with the right to transfer such information; (c) is independently developed by the receiving Party without the benefit of the disclosing Party's Confidential Information; (d) is otherwise transferred or authorized under the terms of this Agreement; or (e) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving Party shall provide prompt notice thereof to the other Party and shall use its reasonable efforts to obtain a protective order or otherwise prevent public disclosure of such information. The receiving Party shall have the burden of proving the existence of any condition (a) through (e) in this Section. Each Party acknowledges that its breach of this Section may cause irreparable harm to the other Party. In addition to any other remedies to which a Party may be legally entitled, the non-breaching Party shall have the right to seek immediate equitable relief in the form of an injunction, restraining order, or other similar order to prevent or curtail any breach. The existence and terms of this Agreement are Confidential. Neither Party, without the other's prior consent, may make any statement, announcement, or publicity release as to the existence or nature of this Agreement. If the Parties agree to issue any such statement, the specific terms thereof shall be as mutually agreed between the Parties. In the event of termination of this Agreement, there shall be no use or disclosure by a receiving Party of any confidential information of the disclosing Party for a period of five (5) years.

20.   PATENTS, INTELLECTUAL PROPERTY

        As between SEMC and Distributor and and as between SEMC and Distributor's customers, employees, agents, consultants and contractors, SEMC retain all Intellectual Property Rights in and to the Products and all related Product documentation. Purchaser agrees that it shall not: (i) reverse engineer, disassemble, decompile, interrogate or decode the software or any data files created by or associated with the Product; (ii) derive source code, methodologies or proprietary algorithms from the software; (iii) modify the software or otherwise create any derivative work from the software; (iv) assert the invalidity or contest the ownership by SEMC of the software, either as a complete or partial defense to any claim made by SEMC or any third party, or (v) take any action which may prejudice the validity of SEMC's rights, title and interest in and to the Software. SEMC shall retain the exclusive right to reproduce, publish, patent, copyright, sell, license and otherwise make use of the Products and any and all inventions, discoveries, improvements, updates and Enhancements relating to the Products. Purchaser shall not make any modifications to the Products, nor remove or alter or translate any writings or etchings contained in or on the Products or the documentation delivered to Purchaser as part of the Products without SEMC's prior written consent.

21.   TRADEMARKS

        Distributor shall not use directly or indirectly, in whole or in part, any SEMC Trademark or Tradename, or any Trademark or Tradename of Sony Ericsson Mobile Communications AB, its parents, subsidiaries or affiliates, SEMC, or any mark or name confusingly similar to any of the aforementioned (collectively "SEMC Marks"), as part of the Distributor's corporate or business name or in any way in connection with Distributor's business, except in the manner and to the extent that SEMC may specifically consent to in writing. Upon the expiration or termination of this Agreement, unless otherwise agreed, Distributor shall delete and discontinue all use of SEMC Marks. All uses of SEMC Marks shall be in accordance with written Guidelines established by SEMC and provided to Distributor from time to time.

22.   CHANGES

        To the extent not otherwise prohibited or governed by the terms of this Agreement and to the extent a current binding Distributor order for Products is not affected, SEMC shall have the right from time to time, in its absolute discretion, without incurring any liability to Distributor to:

          (a).  change the prices and distribution policies applicable to Products sold under this Agreement;

          (b).  make changes in the Products by withdrawing, altering or modifying any or all current Products or to substitute such altered products for the prior Products in filling orders;

          (c).  discontinue or limit production of any Product.

        It is agreed that in the event any such changes materially diminish the ability to Distributor to sell Products, Distributor and SEMC shall work in good faith to make appropriate adjustments to the Distributor Quota Requirements.

23.   LIMITED WARRANTY

        With respect to the Products, SEMC provides only the Limited Manufacturer's Warranty as contained in the materials provided with each Product. SEMC's sole obligation with respect to valid warranty claims is to repair or replace the Product at SEMC's sole discretion. SEMC does not warrant that any software provided with or contained in the Product will operate uninterrupted or error free. Warranty returns are subject to SEMC's reasonable repair and return policies in effect from time to time. SEMC's warranty obligations shall not apply to any Product, or part thereof, which (i) has been modified or otherwise altered other than pursuant to SEMC's written instructions or written approval; (ii) is not properly stored, installed, used, maintained or repaired by Distributor; (iii) has been subjected to any other kind of misuse or detrimental exposure; (iv) have been damaged due to use of non SEMC-approved accessories; or (v) are not reported to SEMC as being defective or nonconforming within thirty (30) days of discovery. Distributor shall assume full responsibility for resolution of warranty claims arising more than eighteen (18) months from the date of delivery of such Product to Distributor.

        The foregoing warranties are exclusive and in lieu of all other warranties, whether oral, written, expressed, implied or statutory. SEMC MAKES NO OTHER WARRANTIES, WHETHER IMPLIED, EXPRESS OR STATUTORY, WHETHER BY USAGE OF TRADE, INDUSTRY CUSTOM, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR NON-INFRINGEMENT.

24.   GENERAL INDEMNIFICATION

        SEMC shall indemnify and hold Distributor harmless from any loss, claim, demand, liability and expense (including reasonable attorney and expert witness fees) arising out of or in connection with personal injury or property damage (other than to the Product itself) to the extent such loss, claim, damage, or liability arises out of any gross negligence or intentional misconduct of SEMC in its design or manufacture of the Product. Distributorshall indemnify and hold SEMC harmless from any loss, claim, demand, liability and expense (including reasonable attorney and expert witness fees) arising out of or resulting from personal injury or property damage (other than to the Product itself) to the extent such loss, claim, damage, or liability arises out of any gross negligence or intentional misconduct of Distributor or to the extent it arises out of any negligent or unauthorized representations made by Distributor concerning the Products.

25.   INDEMNITY FOR INFRINGEMENT

        SEMC agrees to indemnify the Distributor and to hold the Distributor harmless from and against any and all liabilities, damages, costs and expenses (including reasonable attorney and expert witness fees) incurred by Distributor as a result of any infringement or alleged infringement of any United States copyright or patent of a third party in consequence of the the Distributor's use or possession of the Products or other material provided by SEMC in accordance with the provisions of this Agreement. Notwithstanding the foregoing, SEMC shall have no obligation to indemnify Distributor with respect to any infringement or alleged infringement: (1) resulting from any modifications or alterations of any Products or other materials made by Distributor or any third-party, to the extent such claim of infringement results from such alteration or modification; (2) resulting from any unauthorized use of the Products or other materials by Distributor or any third party, to the extent the claim of infringement results from such unauthorized use, (3) resulting from Distributor's failure to implement a new software release which would eliminate the claim of infringement, to the extent such software release is made available by SEMC. Distributor agrees to indemnify SEMC and to hold SEMC harmless from and against any and all liabilities, damages, costs and expenses (including reasonable attorneys' fees) incurred by SEMC as a result of any infringement or alleged infringement of any United States copyright or patent of a third party: (1) resulting from any modifications or alterations of any Products or other materials by or at the direction of Distributor, to the extent such claim of infringement results from such alteration or modification; (2) resulting from any unauthorized use of the Products or other materials by or at the direction of Distributor, to the extent the claim of infringement results from such unauthorized use, (3) resulting from Distributor's failure to implement a new software release which would eliminate the claim of infringement, to the extent such software release is made available by SEMC.

        If a Product provided by SEMC is, or in the opinion of SEMC is likely to become, the subject of any action for infringement of any United States copyright or patent, or if such item is adjudicated to infringe any United States copyright or patent, or if the use of the item is enjoined by any third party, then SEMC shall have the option either to: (1) obtain at its expense, the right to continue use of the Product, (2) replace or modify the Product so that it becomes non-infringing, or (iii) terminate this Agreement and refund to purchaser the purchase price for such Product less any depreciation attributable to prior use. THE PROVISIONS OF THIS SECTION ARE THE SOLE AND EXCLUSIVE OBLIGATIONS WITH RESPECT TO THE INFRINGEMENT OF ANY THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS.

26.   CONDITIONS OF INDEMNITY

        The obligations of indemnity expressly created by this Agreement are conditioned upon (1) the Party seeking indemnification ("Indemnitee") providing the other Party ("Indemnitor") provide prompt written notice of any alleged claim affecting the obligations of indemnity contained in this Section;

(2) Indemnitee providing Indemnitor sole authority to control fully, at Indemnitor's expense, the defense and/or settlement of any such claim, provided any such settlement does not acknowledge any wrongdoing on behalf of Indemnitee or create additional obligations for Indemnitee; and (3) Indemnitee furnishing all reasonable assistance and providing all appropriate documentation requested by the indemnifying Party.

27.   LIMITATION OF LIABILITY

        EXCEPT WITH RESPECT TO ANY EXPRESS OBLIGATION FOR INDEMNITY PROVIDED BY SEMC IN THIS AGREEMENT, THE TOTAL LIABILITY OF SEMC ON ANY AND ALL CLAIMS, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, OR RESULTING FROM THE PERFORMANCE OR NON-PERFORMANCE OF ANY OBLIGATION THEREUNDER OR FROM THE MANUFACTURE, SALE, DELIVERY, RESALE, REPAIR, REPLACEMENT OR USE OF ANY PRODUCTS OR THE FURNISHING OF ANY SERVICE, SHALL NOT EXCEED THE PRICE ALLOCABLE TO THE PRODUCTS AND SERVICES PROVIDED TO DISTRIBUTOR WHICH GIVE RISE TO THE CLAIM.

        IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING ANY LOSS OF INCOME, LOSS OF PROFITS, OR INCREASED CAPITAL COSTS, REGARDLESS OF THE FORM OR NATURE OF ACTION, WHETHER IN CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, EQUITY, INDEMNITY, NEGLIGENCE, INTENDED CONDUCT, TORT OR OTHERWISE, EVEN IF SUCH DAMAGES WERE FORSEEABLE OR IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS OF LIABILITY CONTAINED HEREIN SHALL NOT APPLY TO OR OTHERWISE LIMIT LIABILITY ARISING OUT ANY EXPRESS OBLIGATION OF INDEMNITY PROVIDED IN THIS AGREEMENT.

28.   CO-OP ADVERTISING ALLOWANCE

        On a monthly basis throughout the Term of this Agreement, SEMC will contribute a dollar amount, equal to two percent (2%) of the invoiced price of any Products purchased by Distributor during the previous month, to a cooperative marketing fund ("Co-Op"). Amounts will be provided as an available credit and may be used by Distributor solely in connection with an "Authorized Co-Op Program." "Authorized Co-Op Program" means any marketing or promotion of the Products which: (a) is conducted in accordance with SEMC's published guidelines provided to Distributor; and (b) is approved by SEMC and Distributor in advance of the Program, such approval not to be unreasonably withheld. Except as properly utilized, due or owing in conjunction with an Authorized Co-Op Program, Co-Op is non-refundable and shall in no event be applied as a credit against funds due and otherwise owing from Distributor to SEMC and shall not be provided to Distributor as cash or a cash equivalent. Co-Op must be utilized by the earlier of (1) 6 months from the date of the Product sale from which such Co-Op accrued, or (2) February 15 of the year following the calendar year in which they accrued. In the event Products are returned to and accepted by SEMC for credit, any Co-Op associated with the prior sale of such Product shall be deducted from Distributor's available Co-Op balance, without any additional consideration provided or being otherwise due. For the avoidance of doubt, Co-Op is not applied retroactively and is not included in purchases of Product arranged prior to the date hereof.

29.   TERM

        This Agreement shall be effective as of the date signed by both Parties and shall continue thereafter for a period of six (6) months, unless sooner terminated in accordance with its terms. This Agreement shall automatically renew for successive periods of one year each, unless at least thirty

(30) days prior to the expiration date of the then-current term, either Party provides the other Party with written notice of the intended expiration of this Agreement.

30.   TERMINATION

        In addition to any express termination rights granted elsewhere in this Agreement, this Agreement may be terminated as follows:

          (a).  by an agreement in writing signed by officers of both Parties.

          (b).  by either Party at will, with or without cause, upon not less than ninety (90) days' notice; or

          (c).  by SEMC, immediately, in the event Distributor attempts to assign this Agreement or any rights hereunder without SEMC's prior written consent.

          (d).  by either Party, upon five (5) days notice: (i) if the other Party ceases to function as a going concern or to conduct its operations in the normal course of business (including but not limited to inability to meet its obligations as they mature), (ii) if such other Party is subjected to a receivership or application therefore, (iii) if any proceeding under bankruptcy or insolvency laws is brought by or against such other Party, or (iv) such other Party makes an assignment for the benefit of creditors.

          (e).  by either Party, after failure of the other to cure a material breach within thirty (30) days of its receipt of notice thereof; or, in the event of a breach, other than non-payment of sums due, for which a cure which cannot otherwise be reasonably made within thirty (30) days, if the breaching party has not instituted best efforts to remedy such breach within thirty (30) days from its receipt of notice thereof and fails to cure such breach within sixty (60) days of its receipt of such notice.

31.   OBLIGATIONS AFTER TERMINATION

        Except as expressly provided herein, expiration or termination of this agreement shall not relieve a Party of obligations accruing prior to the date of such expiration or termination or which expressly survive expiration or termination. The provisions contained in this Agreement that by their nature and context are intended to survive the expiration or termination of this Agreement or any Purchase Order hereunder shall survive such expiration or termination, including but not limited to sections 3, 4, 8-13, 15, 17-21, 23-27, 31-39, and 41-46.

32.   SALES AFTER EXPIRATION OR TERMINATION

        Upon expiration or termination, SEMC shall only be obligated to deliver orders for Product placed prior to the effective termination or expiration date. For deliveries of Product occurring after termination or expiration of this Agreement, SEMC shall require advance payment or payment on delivery with respect to such Products. Notwithstanding the foregoing and irrespective of the date of any prior purchase order, SEMC shall not be obligated to supply any additional Products to Distributor should this Agreement be terminated by SEMC for Distributors non-payment of sums due. The acceptance of any order from, or the sale of any Products to, Distributor after the termination or expiration of distributorship hereby created shall not be construed as a renewal or extension of this Agreement or as a waiver of termination, but, in the absence of a new written agreement signed on behalf of SEMC, all such transactions shall be governed by provisions identical to the provisions of this agreement.

33.   NO LIABILITY FOR TERMINATION

        Neither SEMC nor Distributor shall, by reason of the permitted amendment, termination or non-renewal of the terms of this Agreement be liable for any loss, damage or injury incurred by a Party to the extent arising out of such permitted amendment, modification or non-renewal.

34.   FORCE MAJEURE

        Neither Party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or related interruption of service resulting directly or indirectly from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, the elements, epidemics, strikes, labor disputes, shortages of fuel, power, suitable parts, materials, labor or transportation, whether in its own enterprise, or any cause beyond the reasonable control of such Party. In the above instances, time for performance shall be extended for the period of the delay caused; provided however, that should the period of force majeure continue for thirty (30) consecutive days, either Party may terminate any order for Product impacted thereby by such delay.

35.   NOTICE

        Any notice required to be given by any other Party to this Agreement shall be deemed given if in writing and if delivered by First Class Certified Mail Return Receipt requested, confirmed facsimile or by established overnight courier. Notice shall be effective upon confirmed receipt. Notice shall be delivered as follows:

If to SEMC:		If to DISTRIBUTOR:

Attn:	General Legal Counsel	Attn:	Joseph Ram, President
Address:	7001 Development Drive Research Triangle Park, NC 27709	Address:	6325 Lusk Blvd., Bldg. A San Diego, CA 92121
Telephone:	(919) 472-6073	Telephone:	(858) 373-1600
Fax:	(919) 472-7454	Fax:	(858) 373-1503

36.   CHOICE OF LAW

        This Agreement and shall be construed and interpreted in accordance with the laws of the State of New York, without regards to its conflict of laws principles. It is further expressly acknowledged that the provisions of the United Nations Convention on the International Sale of Goods shall not apply to activities conducted under or arising out of this Agreement. Distributor hereby consents to and waives objection to the exclusive jurisdiction of the state and federal courts located within the State of North Carolina for resolution of any dispute or claim arising out this Agreement as to which such court otherwise has subject matter jurisdiction.

37.   DISPUTE RESOLUTION

        In the event that a dispute arises over the interpretation or application of any provision of this Agreement or the grounds for termination hereof, or any matter regarding this Agreement or the sale or transfer of any goods hereunder, either Party may request that the Parties meet within ten (10) business days of such request and seek to resolve the dispute by negotiation of the appropriate officers of each Party. Such meetings shall be attended by individuals with decision-making authority, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within ten (10) business days after the first such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, or if it has not been possible to schedule a meeting within ten (10) business days following request thereof by a Party the Parties shall be free to pursue remedies available at law or in equity. Notwithstanding the foregoing, the Parties hereto acknowledge that a breach of this agreement may inflict continuing and irreparable damage, and therefore, the aggrieved Party, in addition to any and all remedies it may have at law or in equity, shall have the right to seek equitable relief in the form of an injunction, restraining order, or other similar order to prevent or curtail any such breach. The prevailing Party in any dispute shall be entitled to recover its costs, fees, and expenses incurred in the course of pursuing or defending such dispute, including but not limited to its reasonable attorney fees. Fees for use of in-house corporate counsel shall be charged at the prevailing rate for counsel practicing in the private sector in the locale of such Party.

38.   IMPORT/EXPORT

        To the extent export is permitted by this Agreement, Distributor will not knowingly export or re-export, directly or indirectly, any technical data (as defined by the U.S. Export Administration Regulations), including Products or Product spare parts, to a destination to which such export or re-export is restricted or prohibited by U.S. or non-U.S. law without obtaining prior authorization from the requisite competent government authorities to the extent required by those laws; or export or re-export directly or indirectly, any direct product of such technical data, including software, to a destination to which such export or re-export is restricted or prohibited by U.S. or non-U.S. law without obtaining prior authorization from the requisite competent government authorities to the extent required by those laws.

39.   COMPLIANCE WITH LAWS

        The Parties will comply with the provisions of all federal, state, county, and local laws, ordinances, regulations, and codes in its performance of this Agreement. Specifically, to the extent this Agreement contemplates activities outside of the United States, the Parties shall act in conformity with the U.S. Foreign Corrupt Practices Act, the OECD Treaty and other similar national law, as applicable. Each Party represents that neither it, nor any person employed by it or representing it, has made, offered, provided or authorized, or will make, offer, promise or authorize, directly or indirectly, any payment or transfer of anything of value to any official, representative or employee of any government agency or instrumentality, any political Party or officer thereof, or any candidate for public office for the purpose of influencing a decision by any of them to take actions favorable to SEMC or Distributor on any matter related directly or indirectly to the subject of this Agreement, including, without limitation, the purchase or supply of goods or services.

40.   AUDIT

        At reasonable times and upon reasonable notice either Party may audit and inspect the business records of the other Party as is necessary in order to determine such other Party's compliance with the terms of this Agreement. The Party conducting any audit under this section shall be responsible for its costs and expenses in administering the audit.

41.   WAIVER

        The failure of either Party to require performance by the other Party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver of either Party of a breach of any provision hereof be taken or held to be the waiver of the provision itself. Any waiver, to be effective, must be in writing, be signed by the waiving Party, and expressly state the right or obligation waived thereby.

42.   COUNTERPARTS

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

43.   HEADINGS

        The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

44.   ENTIRE AGREEMENT

        This Agreement sets forth the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior and collateral written or oral understandings, agreements, negotiations, commitments, or representations by or between the Parties with respect to its subject matter.

45.   ASSIGNMENT

        Neither Party may assign any of its obligations, rights or interests under this Agreement without first obtaining the written approval of the other Party, such approval not to be unreasonably withheld.

46.   SEVERABILITY

        In the event any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this agreement unenforceable or invalid as a whole and the Parties' obligations hereunder shall continue. The Parties agree to replace the invalid or unenforceable provision with such enforceable or valid terms and conditions as to the greatest extent possible represent the original intent of the Parties.

47.   AUTHORITY

        Each signatory hereto warrants that they have obtained all necessary authorization and consents to bind their respective Parties hereto, and that by signing they create a binding commitment by such Party to the terms hereof.

        IN WITNESS WHEREOF, SEMC and Distributor have executed this Agreement effective as of the date of the last signature affixed below.

SEMC: SONY ERICSSON MOBILE CORPORATION COMMUNICATIONS (USA) INC.		DISTRIBUTOR: INFOSONICS

By:	/s/ GARY MENEES	By:	/s/ JOSEPH RAM

Print Name:	Gary Menees	Print Name:	Joseph Ram

Title:	Vice President of Sales, T-Mobile	Title:	President

Date:	August 18, 2003	Date:	August 19, 2003

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  Exhibit 10.3
SONY ERICSSON MOBILE COMMUNICATIONS (USA) INC.
  STANDARD DISTRIBUTOR AGREEMENT